AMENDMENT NO. 2

TO THE SUBADVISORY AGREEMENT

This Amendment No. 2 (the “Amendment”), made and entered into as of September 27, 2024, is made a part of the Subadvisory Agreement between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”) and Baillie Gifford Overseas Limited, a company incorporated in Scotland under Registered Number 084807 and having its registered office at Calton Square, 1 Greenside Row, Edinburgh, Scotland (“Subadviser”), dated March 7, 2018, as amended March 11, 2020 (the “Agreement”).

WHEREAS, Investment Manager and Subadviser desire to amend the Agreement, including Schedule A thereto.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Schedule A. Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

[REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		Baillie Gifford Overseas Limited

By:	/s/ David A. Weiss	By:	/s/ Kathrin Hamilton
	Signature		Signature

Name:	David Weiss	Name:	Kathrin Hamilton
	Printed		Printed

Title:	Global Head of Multi-Manager Solutions and Assistant Secretary	Title:	Director

AMENDMENT NO. 2

TO THE SUBADVISORY AGREEMENT

SCHEDULE A